Exhibit 99.1

NOBLE INTERNATIONAL REPORTS FIRST QUARTER 2005 DILUTED

EPS OF $0.41

WARREN, MI – April 20, 2005 – Noble International, Ltd. (“Noble” or the “Company”) (NASDAQ: NOBL) reported diluted earnings per share of $0.41 for the first quarter of 2005, which ended March 31. In the first quarter of 2004, the Company posted diluted earnings per share of $0.36.

FIRST QUARTER RESULTS

Revenue grew to $86.8 million in the first quarter of 2005, up 6.3% from last year’s first quarter revenue of $81.6 million. Revenue growth came from new programs and a revenue mix that contained a higher proportion of steel content that offset an overall decline in North American light vehicle production of about 7% compared to the first quarter of 2004.

Gross profit for the first quarter declined to $9.7 million from $10.2 million in the year-ago first quarter. As a percentage of sales the gross margin for the first quarter of 2005 was 11.2% versus 12.5% in last year’s first quarter. Although the gross margin was lower than the year-ago quarter, as a percentage of sales it is consistent with the gross margin posted in recent quarters. The gross margin was primarily impacted by a higher proportion of steel content in the revenue mix as the Company essentially completed its transition to the automakers’ steel resale programs, as well as lower production of certain older vehicle lines. Costs incurred to support growth, including prototype costs for future programs and higher depreciation costs also impacted the gross margin.

Selling, general and administrative expenses (SGA) declined in the first quarter of 2005 to $3.2 million from $4.3 million in the year-ago first quarter. SGA expense as a percent of sales declined to 3.7% in the first quarter of 2005 compared to 5.2% in the first quarter of 2004. The Company took additional steps to control costs and also benefited from a recovery of a receivable that was previously written off.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2005 was $9.5 million versus $8.5 million in the first quarter of 2004. Interest and Other expense, net for the quarter ended March 31, 2005 was $0.3 million versus $0.9 million a year ago. Most of the decline was due to lower interest expense and last year’s write-off of financing fees related to the Company’s previous credit facilities.

Pre-tax income for the first quarter of 2005 was $6.2 million, up from $5.0 million in the year-ago first quarter. Income tax for the most recent quarter was $2.4 million versus $1.7 million in the first quarter of 2004. The effective tax rate in the first quarter of 2005 was 39.2 % and was adversely impacted by a change in state tax legislation during the quarter. The Company expects its full year effective tax rate to be approximately 36.5%

for 2005. Net income for the first quarter of 2005 was $3.8 million, up 14.6% from $3.3 million in the first quarter of 2004.

MANAGEMENT COMMENTARY

Christopher L. Morin, President and Chief Executive Officer of Noble, commented on the quarter, “We faced a difficult environment in the first quarter and performed well despite the challenges. Although first quarter North American vehicle production lagged behind last year’s levels, the trends so far in the second quarter are more encouraging. We are seeing sales recover somewhat in March and April and have some new programs launching this quarter. We continue to focus attention on operating efficiency to ensure that we maximize output while controlling costs to the greatest extent possible.”

Mr. Morin continued, stating, “It is important to draw a distinction between a challenging first quarter and a favorable outlook for Noble. In the second quarter, we are launching four new programs and expect to begin shipments to our second customer in Australia later in the year. Since the end of the first quarter, we received a customer commitment for another tubular program, more blanking work in our Mexican facility and we continue to see high levels of interest from our customers. These new programs, combined with our outlook for North American vehicle production relative to our business, allow us to reiterate our 2005 earnings guidance of $1.55 to $1.60 per share.”

2005 GUIDANCE

Based on its current outlook for 2005, management reiterates its guidance for the year. We project full-year revenue of $340 - $350 million and diluted EPS of $1.55 to $1.60. Capital expenditures for 2005 are expected to be between $8 - $10 million with EBITDA expected to be in the range of $34 - $36 million. All estimates include the acquisition of the Silao, Mexico facility.

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss its first quarter 2005 results at 10 AM EDT, April 21, 2005. The dial-in number is 800-821-1449 or 973-409-9256. If you are unable to participate in the conference call, you may listen to a digital replay of the conference call through April 28, 2005 by dialing 877-519-4471 or 973-341-3080.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow

Noble International, Ltd.

(586) 751-5600

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31
	2004	2005
Net sales	$81,604	$86,750
Cost of sales	71,449	77,064

Gross margin	10,155	9,686
Selling, general and administrative expenses	4,252	3,177

Operating profit	5,903	6,509
Interest income	96	108
Interest expense	(1,117)	(678)
Other, net	128	294

Earnings from continuing operations before income taxes	5,010	6,233
Income tax expense	1,702	2,441

Earnings on common shares from continuing operations	3,308	3,792
Discontinued operations:
(Loss) from discontinued operations	(121)	—
Gain on sale of discontinued operations	121	—

Net earnings on common shares	$3,308	$3,792

Basic earnings (loss) per common share:
Earnings per share from continuing operations	$0.37	0.41
(Loss) from discontinued operations	(0.01)	—
Gain on sale of discontinued operations	0.01	—

Basic earnings per common share	$0.37	$0.41

Diluted earnings (loss) per common share
Earnings per share from continuing operations	$0.36	$0.41
(Loss) from discontinued operations	(0.01)	—
Gain on sale of discontinued operations	0.01	—

Diluted earnings per common share	$0.36	$0.41

Dividends declared and paid	$0.10	$0.10

Basic weighted average common shares outstanding	8,915,350	9,262,927
Diluted weighted average common shares outstanding	9,491,177	9,357,849
EBITDA from continuing operations:
Earnings on common shares from continuing operations	$3,308	$3,792
Income tax expense	1,702	2,441
Depreciation	2,303	2,490
Amortization	54	52
Interest expense	1,117	678

EBITDA from continuing operations	$8,484	$9,453

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31 2004	Unaudited March 31 2005
ASSETS
Current Assets:
Cash and cash equivalents	$17,551	$10,742
Accounts receivable, trade, net	51,895	56,785
Inventories, net	20,588	19,758
Other current assets	5,074	5,099

Total Current Assets	95,108	92,384
Property, Plant & Equipment, net	49,759	49,489
Other Assets:
Goodwill	20,287	23,064
Other intangible assets, net	1,967	1,922
Other assets, net	11,597	11,078

Total Other Assets	33,851	36,064
Assets Held for Sale	3,760	3,760

Total Assets	$182,478	$181,697

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$52,736	$47,529
Accrued liabilities	3,229	4,206
Current maturities of long-term debt	254	126
Other current liabilities	2,311	2,761

Total Current Liabilities	58,530	54,622
Long-Term Liabilities:
Deferred income taxes	5,994	5,865
Convertible subordinated debentures, net of discount	38,371	38,552

Total Long-Term Liabilities	44,365	44,417
Stockholders’ Equity
Common stock	9	9
Additional paid-in capital	53,782	53,979
Retained earnings	24,184	27,046
Accumulated other comprehensive income, net	1,608	1,624

Total Stockholders’ Equity	79,583	82,658

Total Liabilities & Stockholders’ Equity	$182,478	$181,697